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                                                                   EXHIBIT 10.30

                      AGREEMENT TO PROVIDE SKYCAP SERVICES
                           FOR SOUTHWEST AIRLINES CO.

         This Agreement, effective the 1st day of February, 1997, is by and between SOUTHWEST AIRLINES CO. (hereinafter "Southwest"), whose principal address is 2702 Love Field Drive, Dallas, Texas 75235, and INTERNATIONAL TOTAL SERVICES, INC. (hereinafter "ITS"), whose principal address is 5005 Rockside Road, Cleveland, Ohio 44131.

         WHEREAS, Southwest desires the services of ITS for the purpose of providing skycap services as specified under this Agreement at the Baltimore-Washington International Airport - BWI (hereinafter referred to as the "Airport"), Baltimore, MD ; and

         WHEREAS, ITS is in the business of providing skycap services and desires to contract with Southwest for the performance of said skycap services as specified under this Agreement;

         NOW THEREFORE, in consideration of ITS's promise to provide skycap services and Southwest's promise to pay for such services in the manner and at the times specified herein, it is hereby contracted and agreed to as follows:

         1. SERVICES. ITS shall provide Southwest with a sufficient number of trained skycap personnel to assist Southwest's enplaning and deplaning passengers, and to perform such other passenger service functions at the Airport as set forth on Attachment "N" of this Agreement. ITS also agrees to follow all additional instructions from Southwest that are reasonable regarding the standards, practices and procedures to be followed in performing services pursuant to this Agreement. ITS skycaps shall perform these services in a workmanlike, safe and courteous manner seven as required by Southwest at the Airport.

         2. TERM. This Agreement shall commence on the date first written above and shall continue in full force and effect until terminated by either party hereunder by giving the other party advance written notice of termination at least thirty (30) days prior to the effective termination date. However, Southwest shall have the right to terminate this Agreement upon twenty-four (24) hours notice to ITS in the event ITS breaches its obligations hereunder. Notices are to be given in accordance with Section 13 below.

         3. RATE AND INVOICES. In consideration of the timely and faithful performance by ITS of the services described herein, Southwest agrees to pay ITS the specific rates for skycap personnel in accordance with Attachment "B" of this Agreement.

         ITS shall mail or deliver monthly invoices to Southwest at Baltimore-Washington International Airport, Terminal Building, First Floor, P.O. Box 28983, Baltimore, Maryland 21240, to the attention of Southwest's Station Manager. This invoice amount, which represents charges for Services rendered by ITS during the immediately preceding month, shall be due thirty (30) days following the date the invoice is received by Southwest.

         4. REPORTS/RECORDS. ITS shall maintain complete and accurate records (including, but not limited to training and personnel records) and accounts related


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to the performance of this Agreement. Such records shall be maintained by ITS for a period of two (2) years, and shall be open for inspection, examination, audit and copying by Southwest or its designated representatives at all reasonable times during the course of this Agreement.

         5. INDEPENDENT CONTRACTOR. It is expressly agreed that ITS is not and shall never be considered as an employee of Southwest. ITS shall remain as an independent contractor; in this regard, ITS and its employees shall not be under the protection and/or coverage of Southwest's worker's compensation insurance, or entitled to any other benefits of Southwest employees. ITS hereby discharges Southwest of all liabilities imposed upon ITS as an independent contractor pursuant to any labor, workees compensation, insurance, social security, as well as any and all other federal, state, county and local-laws and regulations relating to such benefits.

         6. PERSONNEL. ITS will exercise complete control over employee conduct and will pay all wages and all applicable federal social security taxes, unemployment taxes and any similar taxes. All employees furnished by ITS under this Agreement shall be courteous, reliable, competent, properly trained, properly uniformed, and shall perform their duties in accordance with applicable FAA regulations. ITS shall provide its employees with all initial and recurrent training as required by the FAA or Southwest. ITS shall be responsible for direct supervision of all phases of the services being performed to ensure completion of the services in accordance with the terms of this Agreement. ITS's supervisors must be available at reasonable times to consult with Southwest management. Southwest expressly reserves the right to consult with ITS on the number of employees hired, the hours worked, and overtime or holiday work schedules.

         7. REMOVAL OF PERSONNEL. ITS agrees that upon request by Southwest, ITS will remove from service any employee who, in the opinion of southwest, displays improper conduct or is deemed not qualified or needed to perform the work assigned. Southwest warrants that no such request will violate Title VII of the Civil Rights Act of 1964.

         8. COMPLIANCE WITH LEGAL REQUIREMENTS. ITS will at its sole cost and expense secure all required permits, licenses, certificates, approvals, and inspections necessary to perform the services under this Agreement.

         9. REGULATIONS. ITS expressly warrants that its duties under this Agreement shall be performed in compliance with Section 108 of the Federal Aviation Regulations (FAR's) or such regulations as may replace or supersede
Section 108 during the term of the Agreement. Further, it is expressly understood that Southwest's "Air Carrier Standard Security Program" required to be filed with the Federal Aviation Administration pursuant to Section 108 is incorporated into this Agreement by reference and ITS's personnel will perform their duties so as to comply with that Security Program. ITS specifically warrants that a satisfactory ten (10) year background check shall be performed on any employee with access to sterile areas.

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         ITS and Southwest agree to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including the Civil Rights Act 1964, as amended. The Equal Employment Opportunity and the implementing Rules and Regulations of the Office of Federal Contract Compliance Programs are incorporated herein by specific reference. The Affirmative Action Clause in Section 503 of the Rehabilitation Act of 1973, as amended, relative to Equal Opportunity for the handicapped is incorporated herein by specific reference. The Affirmative Action Clause in 38 USC Section 2012 of the Vietnam Veterans' Readjustment Assistance Act of 197,4, relative to Equal Employment Opportunity for the special disabled veteran and veterans of the Vietnam Era, is incorporated herein by specific reference. The Air Carrier Access Act of 1986 as set-forth in 14 CFR Section 382, as amended, relative to non-discrimination on the basis of handicap is incorporated herein by specific reference.

         10. ADJUSTMENT OF HOURS. ITS agrees that Southwest shall have the right at any time to adjust the hours of service upon reasonable notice to ITS, and any change In the hours shall be confirmed in writing within forty-eight (48) hours.

         11. INSURANCE. ITS agrees to furnish and keep in full force the following insurance during the term of this Agreement.

          A. WORKER'S COMPENSATION INSURANCE covering all persons employed by ITS engaged in the performance of the work hereunder, in amounts as required by applicable law;

          B. COMPREHENSIVE GENERAL LIABILITY COVERAGE for personal injury (which coverage shall include, but will not to be limited to false arrest, detention, imprisonment, assault, battery, malicious prosecution, libel, slander, defamation of character, violation of right of privacy, and property damage) with the following limits:

               (1) Personal Injury     -     $500,000/Person
                                             $1,000,000/Occurrence

               (2) Property Damage     -     $500,000/PERSON
                                             $1,000,000/Occurrence

               (3) Excess Limits       _     up to $5,000,000 on both personal
                                             injury and property damage;

          C.   BLANKET FIDELITY BOND COVERAGE on ITS's personnel.

         Insurance coverage will be endorsed to name Southwest as an additional insured. ITS shall furnish Southwest, not less than five (5) days prior to the commencement of this Agreement, proof of such insurance and shall notify Southwest immediately of any insurance coverage which is canceled, deleted or reduced.

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         12. INDEMNIFICATION. ITS agrees to indemnify and hold harmless
Southwest, its directors, officers, agents and employees, from and against all liabilities, demands, suits or judgments, including attorney's fees and other costs and expenses of defense, because of harm (including, but not limited to, harm arising from false arrests, assault, battery, searches, libel or slander), injury or death to persons; or loss, damage or destruction to property, including the property of Southwest, ITS, and third persons, arising out of the negligence or willful misconduct of ITS, its directors, officers, agents or employees acting within the scope of their employment.

         ITS also agrees to indemnify and hold harmless Southwest, its directors, officers, agents and employees from any civil penalty which may be levied against Southwest, its directors, officers, agents or employees, and reasonable attorney's fees and costs for defense, as a result of a violation of any law, regulation or order (including any FAR or Southwest's Air Carrier Standard Security Program) committed by ITS, its directors, officers, agents or employees acting within the scope of their employment.

         13. NOTICES. All notices required hereunder, except for invoices, shall be deemed sufficient and binding upon the parties when forwarded by U.S. Mail, postage prepaid, to the parties at the addresses set forth below:

         ITS:                       INTERNATIONAL TOTAL SERVICES, INC.
                                    5005 ROCKSIDE ROAD
                                    CLEVELAND, OHIO 44131.
                                    ATTN: GENERAL COUNSEL

         SOUTHWEST:                 SOUTHWEST AIRLINES CO.
                                    P.O. BOX 36611
                                    DALLAS, TEXAS 75235-1611
                                    ATTN: VICE PRESIDENT - GROUND OPERATIONS

         14. MODIFICATION. This Agreement may be modified during its term upon the express written consent of both parties. Such modifications must be signed by a duly authorized representative of each party.

         15. ASSIGNMENT. This Agreement is not assignable by either party without the prior written consent of the other party. Any attempt to do so shall render the purported assignment null and void.

         16. ENTIRE AGREEMENT. This Agreement supersedes all previous agreements, oral or written, between ITS and Southwest, and represents the whole and entire agreement between the parties. Any agreements previously made remain intact to the date of this Agreement and there is no waiver of provisions of previous agreements.

         17. RIGHTS AND REMEDIES. The duties and obligations imposed by this Agreement and the rights and remedies available hereunder shall be in addition to and not a

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limitation of any duties, obligations, rights and remedies otherwise imposed or available by law. No action or failure to act by ITS or Southwest shall constitute a waiver of any right or duty afforded either of them under this Agreement nor shall any such action or failure to act constitute an approval of or acquiescence in any breach thereunder.

         18. SEVERABILITY. If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of ITS and Southwest shall be construed and enforced accordingly.

         19. THIRD PARTY RIGHTS. Nothing contained in this Agreement will or is intended to create or will be construed to create any right in or any duty or obligation to any third party.

         20. SECTION HEADINGS. The headings used to identify sections or subsections are for reference purposes only and shall have no bearing on the interpretation of this Agreement.

         21. SUSPENSION OF AGREEMENT. ITS agrees that in the event Southwest's flight operations at the Airport are halted or substantially decreased by reason of strike, labor dispute, picketing, act of God, or other cause beyond the control of Southwest, this Agreement may be suspended upon twenty-four (24) hours' notice to ITS.

         22. GOVERNING LAW. This Agreement shall be construed under the laws of the State of Texas regardless of conflict of laws rules.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their respective duly authorized representatives as of the date first written above.

Agreed and Accepted By.

INTERNATIONAL TOTAL SVCS., INC.   SOUTHWEST AIRLINES CO.

By:___________________________    By:_______________________________________

Name: ________________________    Name: Ruth Ann Chancellor

Title: _______________________    Title: Director

Date: ________________________    Date:_____________________________________


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